SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PACIFIC MERCANTILE BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACIFIC MERCANTILE BANCORP

April 20, 2009

Dear Fellow Shareholder:

The Board of Directors and I would like to extend a cordial invitation to you to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”). The Meeting will be held on Tuesday, May 19, 2009, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660.

The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting. We also will discuss the operations of the Company and Pacific Mercantile Bank, our wholly-owned subsidiary. Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Raymond E. Dellerba
President and Chief Executive Officer

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2009

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

The 2009 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”) will be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Tuesday, May 19, 2009, at 2:00 P.M., Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following six nominees to serve as directors until the 2010 Annual Meeting of Shareholders and until their successors are elected and have qualified:

George H. Wells	Matthew F. Schafnitz
Raymond E. Dellerba	John Thomas, M.D.
Warren T. Finley	Gary M. Williams

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the election of each of the nominees for director named above.

Only shareholders of record at the close of business on April 10, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card and a copy of our 2008 Annual Report to Shareholders, and by notifying you of the availability of those proxy materials on the Internet at http://www.snl.com/interactive/ir/4055039/pmbc.htm. In order to protect the privacy of our shareholders, that website does not have “cookies” or other tracking features that would make it possible to identify visitors to the website.

By order of the Board of Directors

April 20, 2009	Raymond E. Dellerba
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on Tuesday, May 19, 2009.

This Proxy Statement, the proxy card and our Annual Report to Shareholders for fiscal year

2008 are available online at http://www.snl.com/interactive/ir/4055039/pmbc.htm.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will assure that your vote will be counted and it will not prevent you from voting in person if you choose to attend the Annual Meeting.

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 P.M., Pacific Time, May 19, 2009

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the “Company”), for use at the 2009 Annual Meeting of Shareholders, which will be held on Tuesday, May 19, 2009, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 20, 2009.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.

Who May Vote?

If you were a shareholder on the records of the Company at the close of business on April 10, 2009, you may vote at the 2009 Annual Meeting, either in person or by proxy. On that day, there were 10,434,665 shares of our common stock outstanding and entitled to be voted.

How Many Votes Do I Have?

Each share is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be six), multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among any number or all of the nominees in such proportions as the shareholder may choose.

In order to vote, you must do one of the following: (i) complete, date and sign and then return the enclosed proxy card with voting instructions to the Company, (ii) give another person your proxy empowering that person to vote your shares for you, or (iii) attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you complete, sign and return the enclosed proxy card to assure that your vote will be counted and doing so will not prevent you from voting in person if you choose to attend the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy card received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction on the proxy card, his or her shares will be voted “FOR” the election of the Directors nominated by the Board.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your stock is held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” and “Required Vote” regarding how your shares may be voted.

How Do I Vote?

Voting by Proxy. Shareholders may complete, sign and date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want your shares to be voted, your proxy will be voted as recommended by the Board of Directors (except as described below, for shares held by brokers, banks and other nominees). If you forget to sign you proxy card, your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting In Person at the Annual Meeting. In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to obtain a proxy from the broker or nominee holder that will entitle you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of common stock in a broker, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker or bank or other nominee holder. If you fail to provide voting instructions to your broker or other nominee, your broker or nominee holder will have discretion to vote your shares at the Annual Meeting for the election of the Board’s Director nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules).

Vote Required

Quorum Requirement. Our Bylaws require that a quorum — that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting — be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors. A plurality of the votes cast is required for the election of Directors. The six nominees for election to the Board who receive the highest number of votes cast will be elected and, as a result, any shares voted to “Withhold Authority” will not have any effect on the outcome of the election. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast and, therefore, also will have no effect on the outcome of the election. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How Can I Revoke My Proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions:

•

Sending a written notice to revoke your proxy to the Secretary of the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•

Transmitting a proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences. If you fail to date or to sign that proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke your proxy or the voting instructions that you previously gave to your broker or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information, as of April 10, 2009, regarding the shares of our common stock that were owned, beneficially, by (i) each person who we know owns 5% or more of the outstanding shares of our common stock, (ii) each incumbent director and each nominee for director, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all of the current directors and Named Executive Officers as a group.

Name	Number of Shares Owned Beneficially(1)		Percent of Shares Outstanding(2)
First Manhattan Co.	850,086	(3)	8.1%
437 Madison Avenue New York, NY 10022
Raymond E. Dellerba	775,373	(4)(5)	7.1%
George H. Wells	168,812	(4)(6)	1.6%
John Thomas, M.D.	172,656	(4)	1.7%
Warren T. Finley	128,406	(4)(7)	1.2%
Gary M. Williams	74,585	(4)(8)	*
Matthew F. Schafnitz	14,045	(4)(9)	*
Nancy A. Gray	33,900	(4)	*
Robert W. Bartlett(10)	—		N/A
All directors and officers as a group (8 persons)	1,367,777	(11)	12.3%

*	Represents less than 1% of the outstanding shares.

(1)	A person is deemed to own shares beneficially if that person has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares subject to options that are exercisable or become exercisable on or before June 9, 2009 are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated below and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	There were a total of 10,434,665 shares outstanding at April 10, 2009.

(3)	According to a report filed by First Manhattan Co. with the Securities and Exchange Commission (the “SEC”), First Manhattan holds sole voting power and dispositive power with respect to 66,300 of these shares, shares voting power with respect to 648,039 of these shares, and shares dispositive power with respect to 783,786 of these shares.

(4)	Includes the following numbers of shares that may be purchased on exercise of stock options on or before June 9, 2009: Mr. Dellerba – 500,953 shares; Mr. Wells – 125,000 shares; Dr. Thomas – 27,000; Mr. Finley – 40,000 shares; Mr. Williams – 3,628 shares; Mr. Schafnitz – 1,170 shares; and Ms. Gray – 33,000 shares.

(5)	Does not include and Mr. Dellerba disclaims beneficial ownership of 5,000 shares owned by other family members.

(6)	Includes 2,000 shares owned jointly by Mr. Wells and his spouse, but does not include and Mr. Wells disclaims beneficial ownership of 76,000 shares owned by his spouse.

(7)	Includes 1,250 shares of 2,500 held in a trust of which Mr. Finley is a trustee. Does not include and Mr. Finley disclaims beneficial ownership of an additional 1,250 shares also held in that trust and 72,834 shares which are owned by family members (not residing with him).

(8)	Includes 12,500 shares owned by Garcher Enterprises Inc., of which Mr. Williams is a co-owner and the CEO.

(9)	Includes 9,500 shares owned Mr. Schafnitz’s spouse.

(10)	Mr. Bartlett joined the Company as the Chief Operating Officer of the Bank effective October 31, 2008.

(11)	Includes a total of 730,757 shares that may be acquired on exercise of stock options on or before June 9, 2009. Excludes shares as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

ELECTION OF DIRECTORS

(Proposal No. 1)

Six directors will be elected at the Annual Meeting to hold office until the 2010 Annual Shareholders Meeting is held and until their successors are elected and have qualified. The Board of Directors has nominated, for election as directors at this year’s Annual Meeting, each of the persons named below. Each of those nominees has consented to serve as a director, if re-elected. Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all six of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unavailable to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors.

Vote Required and Recommendation of the Board of Directors

Under California law, the six nominees receiving the highest number of votes cast in the election of Directors will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which authority to vote is withheld, which will be counted, and broker non-votes, which will not be counted, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders will have the discretion to allocate and cast the votes represented by each of the proxies they hold among the nominees named below for whom authority to vote has not been withheld, in such proportions as the proxy holders deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election to the Board of Directors

Set forth below are the names and a brief description of the principal occupations and recent business experience of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting. Each of those nominees is an incumbent director who was elected to his position on the Board by the Company’s shareholders at the 2008 Annual Shareholders Meeting.

Raymond E. Dellerba, age 61, has been the President, Chief Executive Officer and a Director of the Company and Pacific Mercantile Bank, the Company’s wholly-owned banking subsidiary (the “Bank”), since the respective dates of their inception. Mr. Dellerba served as the President, Chief Operating Officer and a director of Eldorado Bank, and as Executive Vice President and a director of its parent company, Eldorado Bancorp, from February 1993 to 1997, when Eldorado Bancorp was sold. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California.

George H. Wells, age 74, has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as Chairman of the Board of Directors of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with, including Chairman, President, Treasurer and Chief Financial Officer of, Technology Marketing Incorporated, a publicly traded computer development services and software company.

Warren T. Finley, age 77, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Finley also is Chairman of the Audit Committee of the Board of Directors. Mr. Finley is an attorney who is, and for more than 40 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997.

Matthew F. Schafnitz, age 65, has been a member of the Boards of Directors of the Company and the Bank since March 2008. Mr. Schafnitz is a founder and is, and since 1971 has been, the Chief Executive Officer of Brakke-Schafnitz Insurance, which is one of Southern California’s largest independently owned insurance brokerage firms, with offices in Orange County and in the cities of Los Angeles, Palm Springs, and Sacramento, California, and Phoenix, Arizona. Brakke-Schafnitz Insurance represents a number of national and international insurers that issue comprehensive lines of commercial and personal insurance.

John Thomas, M.D., age 59, has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas also is the Chairman of the Compensation Committee of the Board of Directors. Dr. Thomas is a licensed physician who is, and for more than the past 16 years has been, engaged in the private practice of medicine, specializing in the practice of Radiation Oncology. He also serves as, and for more than the past 9 years has been, the Medical Director of the Red Bluff Tumor Institute. He is a Diplomate and Fellow of the American Board of Radiology, a Fellow of the American College of Radiation Oncology, and a member of the Standards Committee for the American College of Radiation Oncology.

Gary M. Williams, age 56, has been a member of the Company’s Board of Directors since July 2007. He also has been a member of the Bank’s Board of Directors since February 2007. Mr. Williams is, and since 1992 has been, one of the co-owners and the CEO of Garcher Enterprises Inc., which owns area franchise rights for all Mail Boxes Etc. locations and UPS stores in Los Angeles, Orange and San Diego Counties in California, overseeing a total 257 stores in that three-county area. From 1987 until 1992, Mr. Williams was the President of Mail Boxes Coast to Coast (“MBCC”), a publicly traded company that owned the Mail Boxes Etc. area franchise rights for New York City and Queens, and for Nassau and Suffolk Counties, in New York.

Executive Officers of the Registrant

Set forth below is biographical information for the individuals who, in addition to Mr. Dellerba, are executive officers of the Company or the Bank.

Nancy A. Gray, age 58, who is a certified public accountant, has been a Senior Executive Vice President and the Chief Financial Officer of the Company and the Bank since May 2002. From 1980 through 2001, Ms. Gray was Senior Vice President and Financial Executive of Bank of America in Southern California, Missouri, Georgia, and Texas.

Robert W. Bartlett, age 62, is and since October 31, 2008 has been the Senior Executive Vice President and Chief Operating Officer of the Bank. He also served as interim Chief Credit Officer of the Bank from December 1, 2008 to March 31, 2009. From October 2007 to October 2008, he was an Executive Vice President and the Chief Credit Officer of the Affinity Financial Corporation and its wholly-owned banking subsidiary, Waterfield Bank in Irvine, California. Prior to joining Affinity, he served as an Executive Vice President, Chief Operating Officer and Chief Credit Officer of National Mercantile Bank, based in Los Angeles, California, from December 2001 until March 2007, when that company was merged with First California Bank, at which time he became an Executive Vice President and the Chief Credit Officer of that bank. From June 1994 to September 2001, he was a Senior Vice President and Chief Credit Officer – Commercial Banking at Tokai Bank.

There are no family relationships among any of the officers or directors of the Company.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2008, the Board of Directors of the Company held a total of 7 meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which he served during his term of office as a director in 2008.

As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. All of the members of the Board who were directors or nominees standing for election to the Board at the time of the 2008 Annual Meeting of Shareholders attended that meeting.

Number of Directors

Our Bylaws provide that the authorized number of directors shall be a number between five and nine, inclusive, with the exact number within that range to be determined from time to time by action of the Board of Directors, which has set that number at six.

Term of Office of Directors

All of our directors are elected at each annual meeting of shareholders for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position. The Board may also create a new director position and elect a director to hold the newly created position for a term ending at the next annual meeting of shareholders.

Director Independence

The Board has determined, after careful review, that each member of the Board is independent under the definition of independence set forth in NASDAQ’s listed company rules, with the exception of Mr. Dellerba, our President and Chief Executive Officer. In addition, the Board previously determined, after careful review, that each of Ronald W. Chrislip and Robert E. Williams, each of whom chose not to stand for re-election at the 2008 Annual Meeting of Shareholders, satisfied the definition of independence set forth in NASDAQ’s listed company rules. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company or the Bank and each of the non-management directors. The Board determined that any such relationships that now exist, or may have existed in the past, between the Company or the Bank and any of the non-management directors have no material effect on their independence. In reaching this conclusion the Board considered the fact that the Company has obtained insurance through Brakke-Schafnitz Insurance Brokers, Inc., of which Mr. Schafnitz is an owner and officer and that, in 2008, Brakke-Schafnitz Insurance Brokers, Inc. received insurance brokerage commissions totaling approximately $40,500 from insurers in respect of insurance policies obtained by it for the Company or the Bank. Based on the Board’s independence evaluation, five of the six members of the Board of Directors are independent. In addition, all of the members of the standing committees of the Board are independent directors. All of the members of the Audit Committee also meet the enhanced independence requirements set forth in Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

Communications with the Board

Shareholders interested in communicating with the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that Committee.

Corporate Governance Guidelines

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their oversight duty. Our Board has adopted corporate governance guidelines (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002.

Some of the principal subjects covered by our Governance Guidelines include:

•

Director Qualifications, which include a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business and from outside consultants who are engaged to conduct periodic reviews of various aspects of the Company’s operations or the quality of certain of the Company’s assets, such as the loan portfolio.

•	Maintaining Adequate Funding to retain independent advisors for the Board, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•

Director Orientation and Continuing Education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts of interest policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual Performance Evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each Board committee.

•	Regularly Scheduled Executive Sessions, without management, are to be held by the Board and by the Audit Committee, which meets separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer, the Bank’s Chief Operating Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.pmbank.com.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2008 is set forth below. The Board of Directors, as a whole, functions as the Nominating Committee.

Audit Committee. Currently the members of the Audit Committee are Warren Finley, its Chairman, George H. Wells and John Thomas, M.D. All of these individuals are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Wells meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that sets forth the Committee’s responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter, a copy of which is accessible at the Investor Relations section of our website at www.pmbank.com. The Audit Committee held 11 meetings during fiscal 2008. To encourage frank discussion and effective communication of information at those meetings, that Committee meets with our outside accountants without management present, and with members of management without the outside accountants present.

Compensation Committee. In 2008, the Compensation Committee was comprised of the following four directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Dr. John Thomas, its Chairman, George H. Wells, Warren T. Finley and Matthew F. Schafnitz. The Compensation Committee reviews and approves the salaries and the incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Compensation Committee held two meetings during 2008.

Nominating Committee. The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our shareholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. In its role as nominating committee, the Board will identify and screen new candidates for

Board membership. Each of the Board members, other than Mr. Dellerba, is an “independent director” within the meaning of the NASDAQ listed company rules and the Board has decided that actions of the Board, in its role as nominating committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as a nominating committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Board met once during 2008 in its role as nominating committee.

The Director Nominating Process. In identifying new Board candidates, the Board will seek recommendations from existing board members and executive officers. In addition, the Board intends to consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Board also may engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries about and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including representing the interests of all shareholders and not a particular segment or group of shareholders, as well as serving on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any annual meeting of shareholders may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation needs to be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. No such recommendations were received for the upcoming 2009 Annual Shareholders Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, we believe that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 for the year ended December 31, 2008 applicable to our directors and executive officers were satisfied, except for filings to report grants of stock options in October 2008 to Nancy A. Gray and to Messrs. Bartlett, Schafnitz and Williams and a filing to report a purchase by Mr. Williams of 1,100 shares of common stock of the Company, all of which were inadvertently filed late.

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of the compensation principles and objectives which were the bases for the determinations that were made by the Compensation Committee with respect to the compensation that was paid in 2008 to the Company’s Chief Executive Officer, Raymond E. Dellerba, the Company’s Chief Financial Officer, Nancy A. Gray and Robert W. Bartlett who, effective October 31, 2008, was hired as the Bank’s Chief Operating Officer (collectively, the “Named Executive Officers” or “NEOs”). Brad Hoover resigned his positions as Executive Vice President and Chief Credit Officer of the Bank in September 2008 and, for that reason, he is not included in the this compensation discussion and analysis.

Role of the Compensation Committee

The Compensation Committee, which is comprised solely of independent directors, acts on behalf of the Board to discharge the Board’s responsibilities with respect to the determination of the compensation to be paid or awarded to NEOs, as well as other management employees, including:

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Reviewing the performance of the Company’s NEOs in order to assess and determine the extent to which each NEO met the responsibilities of his or her position with the Company or the Bank and contributed to the Company’s financial performance or the achievement of Company objectives or goals established by the Board of Directors as part of the Company’s annual operating plan, as one of the bases for making its executive compensation decisions.

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Determining the salaries to be paid to the Company’s NEOs based on a number of factors, including each NEO’s ability, as a result of his or her position, responsibilities and efforts, to affect the Company’s financial performance, the performance and contributions of the NEO to the Company’s performance in prior years, and the prevailing salaries being paid by competing banking institutions to their NEOs and, in the case of Mr. Dellerba’s annual salary, based on the provisions of his employment agreement with the Bank.

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Making determinations with respect to the awarding of annual performance bonuses or non-equity incentive compensation to the Company’s NEOs based, in the case of Mr. Dellerba, primarily on the provisions of his employment agreement with the Bank and, in the case of each of the other NEOs, his or her contributions to the Company’s financial performance, his or her individual performance during the year for which such awards are to be made and the bonus or other non-equity incentive compensation being paid by competing banking institutions to their NEOs.

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Granting and determining the terms of long-term equity incentive awards, primarily consisting of stock option grants, to the Company’s NEOs, other management employees and directors under the Company’s equity compensation plans, in each case subject to the terms and provisions of those plans and, in the case of Mr. Dellerba, also subject to the applicable provisions of his employment agreement with the Bank.

Compensation Policies and Objectives

When making determinations with respect to the compensation to be paid to and implementing compensation programs for NEOs, as well as other management employees, the Committee is guided by the following basic principles:

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The Company and the Bank must be able to offer compensation that will enable them to attract new and to retain existing highly qualified and experienced banking professionals with proven performance records, as there is intense competition among banking institutions and other financial services organizations to hire qualified management employees with established track records.

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A meaningful portion of annual executive compensation, in excess of base salaries, should be in the form of bonus or incentive compensation that is tied to the Company’s financial performance or the NEO’s individual performance.

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The financial interests of the Company’s NEOs and other key management employees should be aligned with the financial interests of the shareholders, primarily through stock incentives that reward the Company’s NEOs only for improvements in the market performance of the Company’s common stock.

Competition for Qualified Executive Officers and Other Key Management Employees

There is substantial competition among banking and other financial institutions and financial service organizations for qualified banking and financial services professionals. As a result, the Compensation Committee believes that, in order for the Company to achieve its strategic goals, which include the continued growth of its banking franchise, and for management succession purposes, the Company needs to be able to retain its existing executive officers and other key management employees and to attract, when the need arises, additional well qualified banking executives who have demonstrated the capabilities to manage banking institutions which have undergone substantial growth and which are larger than the Bank. As a result, in order to attract such executives, as well as to retain its existing executive officers and other key management employees, the Company strives to pay salaries and incentive and bonus compensation, as well as to provide employee benefit programs, to its executive officers and other key management employees that are competitive with those offered by such banking institutions and other financial services organizations.

In determining whether the Bank is offering salaries, bonus and incentive and other compensation programs that are competitive with those offered by such banking institutions and financial service organizations, the Compensation Committee reviews surveys of executive compensation paid by such banking organizations, an annual Executive Compensation Review that is published by the SNL Securities L.C. (“SNL”), which is an independent data base company that compiles financial performance and other financial data relating to banking institutions that file reports and proxy statements under the Securities Exchange Act of 1934, and the California Bankers Association’s Compensation and Benefits Benchmark Survey, which presents data relating to the compensation paid to senior executives at California-based banking institutions, differentiated on the basis of their total assets. In addition, in 2008, the Compensation Committee retained the services of an outside compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), to provide the Compensation Committee with additional compensation data for publicly traded banking institutions with (i) total assets comparable in amount to that of the Company, ranging from $1.0 to $1.5 billion, and (ii) total assets substantially greater in amount than that of the Company, ranging from $2.0 to $4.0 billion. See “Report of Outside Compensation Consultant” below in this Section of this Proxy Statement.

Role of the CEO in Compensation Decisions

The Company’s President and CEO advises the Compensation Committee on the performance of the other NEOs and other key management employees and their respective contributions to the achievement of Company’s financial objectives and assists the Compensation Committee in gathering compensation data which the Committee reviews in determining the salaries and bonus and incentive compensation awards to be paid to the Company’s NEOs. The CEO also makes recommendations to the Compensation Committee with respect to the compensation to be paid to the Company’s other NEOs.

Report of Outside Compensation Consultant

In 2008, the Compensation Committee retained the services of Pearl Meyer to provide the Committee with additional data regarding, and comparisons of the compensation paid to the Company’s CEO and CFO to, the components and the amounts of the executive compensation that were being paid by other banking institutions based in the western United States, some of which had total assets comparable to, and others of which had total assets substantially exceeding, the Company’s total assets. The Committee’s primary purposes in seeking such data were (i) to determine whether or not the compensation that was being paid to the Company’s NEOs was competitive with the executive compensation being paid by comparably-sized banking institutions and (ii) to gain a better understanding, for future planning purposes, of the components and the amounts of executive compensation being paid by larger banking institutions. Pearl Meyer was selected by the Compensation Committee as its compensation consultant based on its reputation, the recommendations of the Company’s outside advisors, an evaluation of the services that Pearl Meyer offers to its clients and its fees for such services, as compared to the services offered by and the fees of other outside compensation advisory firms. Other than the services described above as a consultant to the Compensation Committee, Pearl Meyer had not previously provided, and is not currently providing, any other services to the Company.

Pearl Meyer was retained directly by, and reported directly to, the Compensation Committee in connection with its executive compensation review. As part of the review, it conducted interviews with the Compensation Committee members and the Company’s CEO and CFO to gather information and perspectives regarding the Company and its compensation and benefit programs. While Pearl Meyer interacted with management to gather such information, the results of its review were developed and presented by Pearl Meyer directly to the Compensation Committee at one of its meetings, without prior presentation to members of management.

Appendix A to this Proxy Statement identifies (i) 11 commercial banks with total assets in amounts ranging from $1.0 to $1.5 billion (“Comparably-Sized Banks”) which were selected by Pearl Meyer for its review of the competitiveness of the compensation currently being paid by the Company to its NEOs, and (ii) 13 commercial banks with total assets in amounts ranging from $2 to $4 billion (“Larger Banks”), which were selected by Pearl Meyer to provide additional information to the Compensation Committee, for future planning purposes, regarding the executive compensation being paid by larger banking institutions to their NEOs.

Results of Pearl Meyer Executive Compensation Review. Based on the data that it had compiled, Pearl Meyer reported the following to the Compensation Committee:

(1)    Executive Compensation Comparisons. Pearl Meyer presented its executive compensation report to the Compensation Committee at its meeting held in August 2008. Set forth below is a summary of Pearl Meyer’s conclusions as set forth in its report to the Compensation Committee.

Annual Salaries and Annual Incentive/Bonus Compensation. Pearl Meyer reported to the Committee that: (i) Mr. Dellerba’s annual base salary and incentive compensation award in 2007 were in the highest quartile of the annual salaries and annual incentive compensation awards paid by both the Comparably-Sized Banks and the Larger Banks to their CEOs in 2007; and (ii) Ms. Gray’s annual base salary was in the lowest quartile of the annual salaries paid by the Comparably Sized Banks and Larger Banks to their CFOs in 2007, and her bonus compensation for 2007 was in the lowest quartile of the bonus awards paid by Comparably Sized Banks and ranged from the second to the third quartile of the annual bonus awards paid by the Larger Banks to their CFOs in 2007.

Long Term Incentive Compensation. Pearl Meyer reported that the dollar value of long term equity based incentive compensation awards, which consisted of stock options, granted to the Company’s CEO and CFO, fell within the second and third quartiles of the equity based incentive compensation awards that had been granted by both the Comparably Sized Banks and the Larger Banks to their CEOs and CFOs.

Retirement Benefit Values. According to Pearl Meyer, the estimated dollar value of Mr. Dellerba’s retirement benefits as of December 31, 2007, which will be payable under an unfunded supplemental retirement plan, was in the highest quartile of the dollar values, as of December 31, 2007, of the retirement benefits that are or will become payable by the Comparably Sized Banks and by the Larger Banks to their CEOs. Ms. Gray does not participate in a retirement plan other than the Bank’s 401-K plan, which is available to all full time employees of the Bank.

(2)    Actions of the Compensation Committee. Based on the Pearl Meyer report, the Compensation Committee approved an increase in Ms. Gray’s annual base salary from $166,125 to $181,125, effective as of September 1, 2008, primarily to bring her annual base salary closer to the median salaries paid by the Comparably-Sized Banks to their CFOs. The Compensation Committee also awarded Ms. Gray a $37,000 bonus for 2008 based on her individual performance as CFO of the Company. The Compensation Committee made no changes to Mr. Dellerba’s compensation because (i) as required by his employment agreement, he was being paid an annual base salary that, according to the SNL Executive Compensation Review, was at least equal to the median annual salaries that were being paid by comparably sized banking institutions, based in the western United States, to their CEOs; and (ii) the amount of Mr. Dellerba’s non-equity incentive compensation was required to be determined in accordance with a formula set forth in Mr. Dellerba’s employment agreement with the Bank. See “Chief Executive Officer Employment Agreement and Compensation”‘ below.

Salaries Paid in 2008

As discussed above, the Compensation Committee seeks to set the salaries of the NEOs at levels that are competitive with those offered by competing banking institutions in order to enable the Company to retain its existing NEOs and attract new executives when the need arises. When setting such salaries, the Compensation Committee also considers each NEO’s management experience, past performance, management responsibilities and his or her potential contributions to the Company’s future financial performance and success.

Ms. Gray’s Annual Base Salary. Effective September 1, 2008, the Compensation Committee approved a 9% increase in Ms. Gray’s annual base salary to $181,125 from her then annual base salary of $166,125. The decision to approve that increase was primarily based on the results of the executive compensation review conducted by Pearl Meyer which, among other things, indicated that Ms. Gray’s annual base salary was in the lowest quartile of the annual salaries paid by those other Banks to their CFOs in 2007. See “Report of Outside Compensation Consultant” above.

Mr. Bartlett’s Annual Base Salary. Effective October 31, 2008, Robert W. Bartlett was hired as a Senior Executive Vice President and the Chief Operating Officer of the Bank at an annual base salary of $255,000. From December 1, 2008 to March 31, 2009, Mr. Bartlett also served as the interim Chief Credit Officer of the Bank, a position that had become vacant as a result of the resignation of the former Chief Credit Officer, Bradford Hoover. Mr. Bartlett did not receive any additional compensation for his service in that position. Mr. Bartlett’s annual base salary was determined by reference to the annual salaries being paid to chief operating officers of comparably sized commercial banks, based in the western United States, as reported in the SNL Compensation Review and took into account Mr. Bartlett’s 35 years of banking experience, including more than 15 years as a chief operating officer or a chief credit officer for a number of commercial banks based in Southern California.

Mr. Dellerba’s Annual Base Salary. The annual base salary paid to Mr. Dellerba, the Company’s CEO, was determined on the basis of the terms of his employment agreement and remained unchanged from his annual base salary for 2007. See “Report of Outside Compensation Consultant — Results of Pearl Meyer Executive Compensation Review” above and “Chief Executive Officer Employment Agreement and Compensation” below.

Cash Bonus and Incentive Compensation Awards in 2008

Bonus Awards. Following the end of each fiscal year, the Compensation Committee makes its determinations with respect to the awarding of cash bonuses for the year to the NEOs. Those determinations are made on the basis of the Committee’s assessment of the financial performance of the Company in relation to its annual operating plan and each NEO’s individual performance as an executive officer of the Company. The Compensation Committee believes that the awarding of NEO bonuses serves two primary purposes, which are to reward each NEO for prior service with the Company that has contributed to its growth and improvements in the Company’s financial performance and to create incentives for them to remain in the Company’s employ.

For 2008, the Compensation Committee decided to award Ms. Gray a $37,000 bonus primarily in recognition of and as a reward for her individual performance as Chief Financial Officer of the Company. See “Report of Outside Compensation Consultant” for a comparison of Ms. Gray’s 2007 cash compensation to the cash compensation paid by 11 other banking institutions based in the western United States that are of comparable size, in terms of total assets, to that of the Company. In connection with the employment of

Robert Bartlett as the Bank’s Chief Operating Officer, the Bank agreed to pay Mr. Bartlett a cash bonus of $8,500 for his services in 2008, provided that he remained in the Bank’s employ following the end of 2008.

Non-Equity Incentive Compensation. In accordance with his employment agreement with the Bank, Mr. Dellerba received a 2008 non-equity incentive compensation award of $175,000 pursuant to that agreement. See “Chief Executive Officer Employment Agreement and Compensation” below for additional information regarding the incentive compensation provisions of Mr. Dellerba’s employment agreement.

Long Term Stock Based Incentive Awards

Stock Incentive Plans. In order to align the financial interests of senior executives and other key management employees with those of the shareholders, the Company has established equity incentive plans authorizing the Compensation Committee to grant stock options and restricted shares to its NEOs and other key management employees on a periodic basis. Each of those plans was approved by the Company’s shareholders and no stock-based incentive awards were granted under any of those plans until after such shareholder approval was obtained.

Purposes of and Factors Affecting the Grant of Stock Based Incentive Awards. Stock based incentive awards, such as stock option grants, reward NEOs and other key management employees only for performance that results in longer term improvements in the market performance of the Company’s stock, which we believe directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined on the basis of an evaluation of the NEO’s importance to the future financial performance of the Company. Consequently, as a general rule, the more senior the executive, the greater the number of option shares that are awarded to him or her.

In order to reward employees for longer term improvements in stock price performance and to provide an incentive for NEOs and other key management employees to remain in the Company’s employ and create a disincentive for them to seek employment elsewhere, the Compensation Committee generally follows the practice of granting options on terms which provide that the options will become exercisable in multi-year installments, usually commencing one year following the date of the stock option grant, and in the event of a termination of an optionee’s employment or service with the Company, (i) the options that had become exercisable prior to such termination of employment or service will remain exercisable only for a period of not more than three months (or not more than 12 months if the termination is due to the optionee’s death or disability or one month in the case of a voluntary resignation), and (ii) any options which had not become exercisable prior to a termination of employment will terminate automatically. Another consideration affecting decisions by the Committee with respect to whether or not to grant, and the number of equity incentive awards to be granted, to the NEOs is the number of shares subject to outstanding equity incentive awards that each of them already holds.

Timing of Equity Grants. With the exception of stock based compensation awards granted on the employment of new executive officers, the Compensation Committee has adopted the practice of granting equity awards only on the days on which regularly-scheduled meetings of the Company’s Board of Directors or the Compensation Committee are held or, since all of the members of the Committee also are directors of the Bank, on the days on which the Bank’s Board of Directors holds regularly-scheduled meetings. All of the stock incentive plans provide that options may be granted only at exercise prices that are at least equal to, but in no event less than, 100% of the closing price of the Company’s shares, as reported by NASDAQ, on the date of grant. No restricted share awards have been granted to date by the Compensation Committee.

Equity Incentive Awards in 2008. In 2008, the Compensation Committee granted Ms. Gray an option to entitling her to purchase, at a price equal to 100% of the closing price of the Company’s common stock on the date of the option grant, up to 10,000 shares of common stock pursuant to one of the Company’s shareholder-approved equity incentive plans. The option vests (that is, becomes exercisable) in five equal annual installments of 2,000 shares each commencing on the first anniversary of the date of grant. The Committee’s purposes in making this equity incentive grant to Ms. Gray were to reward her for her individual performance and to provide an incentive for her to remain in the Company’s employ.

In connection with Mr. Bartlett’s employment by the Bank as its Chief Operating Officer, the Company granted Mr. Bartlett an option entitling him to purchase, at a price equal to 100% of the closing price of the Company’s common stock on the date of the option grant, up to 50,000 shares of common stock pursuant to one of the Company’s shareholder-approved equity incentive plans. The option vests in five equal annual installments, of 10,000 shares each, commencing on the first anniversary of the date of grant, if Mr. Bartlett is still in the Bank’s employ on that date. In the view of the Compensation Committee this option grant creates a strong incentive for Mr. Bartlett to remain in the Bank’s employ by establishing a five year vesting schedule for this option.

401-K Retirement Savings Plan

The Company recognizes the hard work and efforts of its employees by sponsoring the Pacific Mercantile Bank 401-K Retirement Savings Plan (the “Plan”). All full time employees (including NEOs) become eligible to participate in the Plan beginning three months after the commencement of employment. The Plan allows each eligible employee to contribute up to a specified percentage, determined in accordance with applicable federal laws and regulations, of his or her base salary into the Plan on a tax-deferred basis. The Company may elect (although it is not required) to make contributions to the Plan, which are in addition to employee contributions. In 2008, the Company elected to make matching contributions at a rate of 100% on the first 6% of each employee’s annual contribution to the Plan, up to a maximum permitted by law, which was $13,800 in 2008. Those Company matching contributions totaled $368,400 in 2008. Company contributions to the Plan, for the account of each participating employee, vest at a rate of 20% per year, thereby providing an additional incentive for NEOs and other key management employees to remain in the Company’s employ.

Executive Retirement Benefits

Pursuant to the terms of Mr. Dellerba’s employment agreement, in 2001 the Bank established a Supplemental Executive Retirement Plan (SERP) for Mr. Dellerba. That Plan is described below in this Section of the Proxy Statement under the caption “Chief Executive Officer Employment Agreement and Compensation”.

Severance/Change in Control Payments

The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of key management employees to their assigned duties without distraction by potentially disturbing circumstances that can arise due to the prospect of a change in control of the Company. Accordingly, the Board has approved a severance compensation agreement for Ms. Gray, which entitles her to receive, upon certain terminations of her employment occurring within 12 months following a change in control of the Company or the Bank, (i) a lump sum cash severance payment in an amount equal to six months’ of her highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) payment of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination, (iii) a continuation, at the Company’s expense, of her medical, dental and vision benefits and long-term disability insurance, for a period of 6 months following the termination of her employment, and (iv) the acceleration of the vesting of any unvested stock options or any other stock based compensation awards restricted shares previously granted to her and outstanding on the date of the termination of her employment.

In connection with Mr. Bartlett’s employment as its Chief Operating Officer, the Bank has entered into a severance compensation agreement with Mr. Bartlett which will entitle him to receive, upon certain terminations of employment occurring within 18 months following a change in control of the Company or the Bank, a lump sum cash severance payment in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination. The agreement further provides for the continuation, for a period of 18 months from the date of any such termination, of his participation in the Bank’s medical, dental and vision plans and long-term disability insurance program, at the expense of the Bank, and the vesting of any unvested outstanding stock options or other equity based compensation awards held by Mr. Bartlett at the date of such termination of employment.

The severance compensation agreements with Ms. Gray and Mr. Bartlett provide that, if the aggregate amount of any change-in-control severance compensation that becomes payable to Ms. Gray or Mr. Bartlett were to exceed the “parachute compensation” limitation contained in Section 280G of the Internal Revenue Code (the “Code”), which would subject the amount of such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, then, the amount of such severance compensation would be reduced to the extent necessary to bring that compensation within that limitation.

These severance agreements also provide that if Ms. Gray’s or Mr. Bartlett’s employment is terminated by the Company, other than for cause, she or he, as the case may be, would become entitled to receive the same severance compensation that would become payable as a result of a termination of employment following a change in control of the Company or the Bank. The severance agreement will terminate, however, in the event of a termination of the NEO’s employment for any reason whatsoever, subject to the payment of any severance compensation that would become payable thereunder if such termination is other than for cause.

Mr. Dellerba also is entitled to severance and change in control compensation under his employment agreement, which is described below under the caption “Chief Executive Officer Employment Agreement and Compensation”.

Other Compensation

NEOs participate in all of employee benefits plans, such as health insurance plans and the 401-K Plan, that are generally available to all full time employees of the Company and the Bank and receive supplemental insurance benefits, including long term disability insurance paid for by the Bank. The Bank also provides Mr. Bartlett with the use, for business purposes, of a bank owned or leased automobile and the Bank absorbs the incremental cost of any incidental personal use that is made of the automobile by Mr. Bartlett.

Pursuant to his employment agreement, Mr. Dellerba receives certain other items of compensation which are described below under the caption “Chief Executive Officer Employment Agreement and Compensation”.

Tax and Accounting Considerations

Tax and accounting implications are taken into consideration in the design and implementation of our compensation programs. Among other things, when granting stock incentive awards, the Compensation Committee reviews the expected accounting treatment, mandated by SFAS No. 123 (R), “Share-Based Payment, adopted by the Financial Accounting Standards Board, which requires that the fair value of any stock incentives that are granted to officers or directors be recognized as an expense for financial reporting purposes. Our incentive stock option plans also provide that options may be granted to NEOs and other employees on terms that enable those options to be designated and treated as “incentive stock options” as defined in Section 422 of the Internal Revenue Code. In 2006, a supplemental executive retirement plan, which was adopted for Mr. Dellerba in 2001, was restated to comply Section 409A of the Code and the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, that are applicable to unfunded plans maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation that companies may deduct in any one year with respect to its Chief Executive Officer and each of the next three most highly compensated executive officers. Certain performance-based compensation, such as grants of stock options or other equity incentives under stock or equity incentive plans approved by shareholders, are excluded from the calculation of an executive’s annual compensation that is subject to the deduction limitation of Section 162(m). However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible for income tax purposes.

Chief Executive Officer Employment Agreement and Compensation

Employment Agreement with CEO. While the Company has grown to over $1 billion in assets, making it the largest commercial bank headquartered in Orange County, California, it continues to focus its business primarily on serving the banking needs of customers in its particular market areas. Therefore, the Board of Directors believes that a key to the Company’s success is having a CEO who, not only is an experienced banker with a record of performance that qualifies him or her to serve as a chief executive officer of a banking institution that has the Company’s growth objectives, but also is well known to and has developed long-term business relationships with existing and prospective banking customers in the Company’s market areas. The independent directors of the Company, which include the members of the Compensation Committee, determined that Mr. Dellerba has both of these qualifications. Moreover, since competition among banking institutions for CEOs with these qualifications is intense and non-competition agreements generally are not enforceable in California, the Board members also believed that it was important and in the best interests of the Company and its shareholders for the Bank to enter into a multi-year employment agreement with Mr. Dellerba on terms that would enable the Bank to retain his services and at the same time create a deterrent against efforts by competing banks to hire him away from the Bank and the Company.

As a result, in April 1999, the Bank entered into a multi-year employment agreement with Mr. Dellerba, under which he is employed as President and Chief Executive Officer of the Bank. That agreement was amended effective January 1, 2006 to extend the term of the agreement to December 31, 2008 and to add provisions to the agreement in order to comply with Section 409A under the Internal Revenue Code. Commencing on January 1, 2009, the employment agreement automatically extends for up to five successive one year extension periods ending on December 31, 2013, unless either party gives a notice of termination to the other party at least 60 days prior to the commencement of any such one year extension period. Set forth below is a summary of the material terms of Mr. Dellerba’s compensation as set forth in the employment agreement.

Annual Base Salary. Mr. Dellerba’s employment agreement requires his annual base salary to be at least equal to the median of the annual base salaries paid by comparably-sized banking institutions, based in the Western United States, to their CEOs as reported in the SNL Executive Compensation Review. Based on that requirement, Mr. Dellerba received an annual base salary in 2008 of $500,000, which was unchanged from his annual base salary in 2007.

Non-Equity Incentive Compensation. Mr. Dellerba’s employment agreement provides that he is entitled to receive annual non-equity incentive compensation in an amount at least equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s pre-tax earnings in the year for which such incentive compensation is to be paid, or such other amount as may be determined by mutual agreement of the Bank and Mr. Dellerba, each of whom has the right to retain an outside compensation consultant to assist them to reach such an agreement. In accordance with the employment agreement, Mr. Dellerba received a non-equity incentive compensation award for 2008 in the amount of $175,000, which was equal to 35% his annual base salary in 2008. That amount is included in the non-equity incentive compensation figures for Mr. Dellerba in the Summary Compensation Table set forth below in this Proxy Statement.

Participation in Management Stock-Based Compensation Plans. Mr. Dellerba’s employment agreement provides that he will be eligible to participate in all Company stock-based compensation plans in which other management employees participate and that he is to be granted options to purchase a number of shares of Company common stock at least equal to one-sixth of the number of shares subject to outstanding stock options held by all other participants in the Company’s equity-based incentive plans. The employment agreement also provides that options granted to Mr. Dellerba are to vest (that is, to become exercisable) in 60 equal successive monthly installments. However, all of his unvested options will become fully vested in the event of (i) a change in control of the Company or the Bank, (ii) a termination of Mr. Dellerba’s employment by the Bank without cause or by him due to any changes that the Bank unilaterally makes to certain terms or conditions of his employment that adversely affect him, such as a reduction in his compensation or in the scope of his authority as the Bank’s Chief Executive Officer (a “Termination for Good Reason”), or (iii) Mr. Dellerba’s permanent disability or death at any time during the term of his employment.

No stock options or other stock based compensation awards were granted to Mr. Dellerba in 2008, because the number of shares subject to stock options held him represented more than one-sixth of the number of shares subject to stock options held by other equity plan participants.

Retirement Benefits. In January 2001 the Bank established an unfunded Supplemental Retirement Plan (the “Retirement Plan”) for Mr. Dellerba, as required by the terms of his employment agreement. The Retirement Plan was amended and restated in 2006 to comply with the requirements of new Section 409A under the Tax Code. The Retirement Plan provides that, subject to meeting certain vesting requirements described below, upon reaching age 65 Mr. Dellerba will become entitled to receive 180 equal successive monthly retirement payments, each in an amount equal to 60% of his average monthly base salary during the three years immediately preceding the date of his retirement or other termination of his employment (his “normal retirement benefit”). Mr. Dellerba’s right to receive that normal retirement benefit vests monthly during the term of his employment at a rate equal to 1.5 monthly retirement payments for each month of service with the Bank. The normal retirement benefit will become fully vested immediately upon consummation of a change in control of the Bank or a termination of Mr. Dellerba’s employment with the Bank by reason of his death. If, however, Mr. Dellerba’s employment is terminated, either by the Bank “without cause” or by him for Good Reason, prior to full vesting of his normal retirement benefit, he will become entitled to receive 24 monthly retirement payments or, if greater, the number of monthly retirement payments that had become vested prior to that termination of employment. The Bank has purchased a policy of insurance on the life of Mr. Dellerba which, due to its cash surrender value or, in the event of Mr. Dellerba’s death, the amount of the death benefit that will be payable thereunder, will provide the Bank with sufficient cash to pay the retirement benefits in full.

Severance Benefits. If Mr. Dellerba’s employment is terminated without cause by the Bank or by him for Good Reason, Mr. Dellerba will become entitled to receive a lump sum cash payment in an amount equal to his base salary and incentive compensation he would have received for the term of his employment agreement remaining immediately before that termination of employment or for the succeeding twenty-four (24) months, whichever period is longer. He also will be entitled to a continuation of his health insurance and other employee benefits for a period of two (2) years thereafter at the Bank’s expense and to obtain senior executive outplacement services at the Bank’s expense for a period of up to one year. Additionally, on any such termination, all unvested options and any other unvested stock based compensation awards to which he would otherwise be entitled will become fully vested.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be), will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned bonus compensation and the bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Change of Control and Other Transaction-Based Compensation. Mr. Dellerba’s employment agreement provides that if, during the term of his employment, or within 24 months following a termination of that employment by the Bank without cause or by Mr. Dellerba for Good Reason, the Company consummates (i) any public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of its then outstanding shares; (iii) a sale of substantially all of the assets of the Company or the Bank; or (iv) a merger of the Company or the Bank with another company, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross proceeds from any such offering or of the gross amount paid in any such sale of assets or merger transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of Company common stock.

Tax Gross Up Payment. If any excise tax under Section 280G of the Tax Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will become obligated to pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Other Employee Benefits. In addition to insurance and other employee benefits that are available on a non-discriminatory basis to all employees of the Bank, Mr. Dellerba is entitled under his employment agreement to receive the following employee benefits:

Insurance Benefits. Long-term and short-term disability insurance that pays a benefit in an amount equal to 80% of Mr. Dellerba’s annual base salary as in effect at the time he becomes disabled; and supplemental life insurance that provides for a payment to his estate or designated beneficiaries of an amount at least equal to 250% of his annual base salary as in effect at the time of his death. In 2008, the Company obtained a $2.5 million life insurance policy for Mr. Dellerba for a premium of $12,400 per year.

Vacation Benefit. Thirty days of paid vacation per year. In accordance with the Company’s vacation accrual policy, if the accrued but unused vacation days of any executive officer, including Mr. Dellerba, exceeds 30 days, at the end of any year, the Bank pays cash to the officer in lieu of those excess vacation days, in an amount determined on the basis of his or her then annual base salary. In the past several years, Mr. Dellerba has not been able to use all of his accrued vacation days and, in accordance with that policy, he received cash payments for his accumulated excess unused vacation days of $35,500, $25,000 and $31,600 in 2008, 2007 and 2006, respectively.

Bank Furnished Automobile. The use, primarily for business purposes, of a Bank owned or leased automobile of Mr. Dellerba’s choosing and reimbursement for the reasonable expenses associated with the operation and maintenance of the automobile.

Club Memberships. If requested by Mr. Dellerba, the Bank will purchase a membership in one business club and a membership in one country club for his use principally for business purposes on behalf of the Bank. If, at the time of the termination of Mr. Dellerba’s employment, the market value of any such membership exceeds the price paid by the Bank for that membership, the Bank is required to pay that difference to him in cash. In 2007, the Bank purchased a business club membership for Mr. Dellerba and paid an aggregate of $4,800 to continue that membership in 2008.

Most Favored Executive Provision. Mr. Dellerba’s employment agreement provides that if the Bank or the Company hires another executive at a compensation level that exceeds his compensation, Mr. Dellerba’s compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

The foregoing description of Mr. Dellerba’s compensation, as set forth in his employment agreement, does not purport to be complete and is qualified by reference to the agreement, a copy of which has been filed with the Securities and Exchange Commission, and to the information contained below in the Section of this Proxy Statement entitled “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION”.

NEO Compensation for 2009

The Compensation Committee has, so far this year, left unchanged the respective annual base salaries of Mr. Dellerba, Ms. Gray and Mr. Bartlett from their respective annual base salaries in effect at December 31, 2008. According, at the present time, Mr. Dellerba’s annual base salary continues at $500,000, which was the same annual base salary he was paid in 2007 as well as 2008, Ms. Gray’s annual base salary continues at $181,125 and Mr. Bartlett’s annual base salary continues at $255,000.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee. During 2008, the members of the Compensation Committee were Dr. John Thomas, who was its Chairman, and George H. Wells, Warren T. Finley and Matthew F. Schafnitz. Each of the members of the Committee was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.

No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report

The members of the Compensation Committee reviewed and discussed this Compensation Discussion and Analysis with Company’s executive officers and the full Board of Directors. Based on that review and those discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted on April 13, 2009

The Compensation Committee of the Board of Directors

John Thomas, M.D., Chairman

George H. Wells

Warren T. Finley

Matthew F. Schafnitz

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Named Executive Officers Compensation

The following table sets forth the compensation paid for services rendered in all capacities in the fiscal years ended December 31, 2008, 2007, and 2006 by the Company’s Chief Executive Officer and Chief Financial Officer, who were the only executive officers of the Company in 2008, 2007 and 2006 and the Bank’s Chief Operating Officer and former Chief Credit Officer.

Summary Compensation Table

Name and Positions with the Company/Bank	Year	Salary ($)	Bonus ($)(3)	Stock Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value or Nonqualified Deferred Compensation Earnings(6)	All Other Compensation ($)(7)	Total ($)
Raymond E. Dellerba	2008	$500,000	N/A	$—	$175,000	$484,100	$117,535	$1,276,635
President & Chief Executive Officer	2007	500,000	$25,000	—	328,000	357,100	48,824	1,258,924
	2006	412,500	—	—	403,900	352,450	49,240	1,218,090

Nancy A. Gray	2008	$171,100	$37,000	$6,850	N/A	N/A	$16,450	$231,400
Sr. Executive Vice President & Chief Financial Officer	2007	161,200	43,000	—	N/A	N/A	11,200	215,400
	2006	147,000	50,900	67,300	N/A	N/A	12,300	277,500

Bradford C. Hoover(1)	2008	$144,600	N/A	$—	N/A	N/A	$11,250	$155,850
Executive Vice President and Chief Credit Officer	2007	173,800	$43,000	—	N/A	N/A	11,900	228,700
	2006	158,800	48,400	67,300	N/A	N/A	10,727	285,227

Robert W. Bartlett(2)	2008	$43,500	$8,500	$42,200	N/A	N/A	$550	$94,750
Sr. Executive Vice President & Chief Operating Officer

(1)	Mr. Hoover resigned, effective September 24, 2008, as the Executive Vice President and Chief Credit Officer of the Company’s wholly-owned subsidiary, Pacific Mercantile Bank (the “Bank”). Accordingly, the compensation he received in 2008 was for the period from January 1 to September 24, 2008.

(2)	Robert W. Bartlett joined the Bank as its Chief Operating Officer effective October 31, 2008. During the period from October 31, 2008 to December 31, 2008, Mr. Bartlett also served as interim Chief Credit Officer of the Bank.

(3)	In the case of Ms. Gray and Mr. Hoover, these amounts represent discretionary bonus awards by the Compensation Committee to them. A discussion of the factors considered by the Compensation Committee in awarding the discretionary bonus paid to Ms. Gray for 2008 is contained in the Compensation Discussion and Analysis above. In the case of Mr. Bartlett the Bank agreed, in connection with his employment as its Chief Operating Officer, that he would receive a cash bonus of $8,500 for 2008 if he was still in the Bank’s employ following the end of 2008.

(4)	Amounts in this column represent the fair values of stock options that were expensed in 2008 under SFAS 123(R). The fair values of options were estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of SFAS 123(R). For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 11, “Stock Incentive Plan” to the financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2008. The actual number of stock incentive awards granted the NEOs and their vesting dates are set forth in the “Grants of Plan-Based Awards” table set forth below.

(5)	Pursuant to the terms of Mr. Dellerba’s employment agreement, Mr. Dellerba is entitled to receive an annual incentive compensation award in an amount equal to the greater of (i) 35% of Mr. Dellerba’s 2008 base salary, or (ii) 3.5% of the Company’s 2008 pre-tax earnings. For 2008, Mr. Dellerba’s annual bonus was equal to 35% of his base, which is $175,000.

(6)	These amounts, which represent the year to year changes in the present value of Mr. Dellerba’s future retirement benefits, are not cash payments made to Mr. Dellerba in 2006, 2007 or 2008. Instead, they are the increases in the non-cash accruals recorded by the Bank in respect of the future payment of those benefits. See Pension Benefits table below.

(7)	The 2008 amount in this column for Mr. Dellerba is comprised of (i) $35,500 paid to Mr. Dellerba in lieu of excess accrued and unused vacation, as required by the Bank’s vacation accrual policy; (ii) premiums totaling $59,400 for a long-term disability insurance policy and a life insurance policy obtained for Mr. Dellerba pursuant to the Bank’s employment agreement with him; (iii) the Company’s 401K plan matching contribution; (iv) the incremental costs to the Company of a business club membership, the personal use of a Bank-owned automobile and personal travel expenses incurred when traveling on Company business; and (v) payment of the out-of-pocket expenses of maintaining a home security system. The 2008 amount in this column for Ms. Gray is comprised of the Company’s 401K plan matching contribution and a premium for a long-term disability insurance policy; and the 2008 amount for Mr. Hoover consists of the Company’s 401K plan matching contribution.

Narrative to Summary Compensation Table

The Compensation Discussion and Analysis set forth above describes in greater detail the material terms of Mr. Dellerba’s employment agreement governing his compensation as the Bank’s President and CEO and describes the factors considered by the Compensation Committee with respect to annual base salaries and other compensation paid to other NEOs for 2008.

Grants of Plan-Based Award

The following table sets forth information regarding non-equity and equity compensation awards granted to each of our NEOs in fiscal 2008.

	Estimated Range of Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
Named Executive Officers	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Grant Dates	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Price Per Share ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Raymond E. Dellerba	$175,000	—	—	N/A	—	—	$—	$—
Nancy A. Gray	—	—	—	10/28/08	—	10,000	$3.48	$6,850
Robert W. Bartlett	—	—	—	10/31/08	—	50,000	$4.20	$42,200

(1)	Pursuant to Mr. Dellerba’s employment agreement, he is entitled to receive an annual non-equity incentive compensation award, for his services as the Bank’s President and CEO, in an amount equal to the greater of (i) 35% of Mr. Dellerba’s annual base salary, or (ii) 3.5% of the Company’s pre-tax earnings in the year for which such award is to be made. Since it is not possible to determine the Company’s pre-tax earnings in advance of the year end, target and maximum bonus amounts cannot be determined. No other NEO received any non-equity incentive compensation award for 2008.

(2)	Each option grant was made at an exercise price equal to 100% of the closing price per share of our common stock on the date of the grant, as reported by NASDAQ. Each of these options becomes exercisable in five annual cumulative installments of 20% of the respective number of shares subject to the options, commencing one year after their respective dates of grant, and will expire on the 10th anniversary of the respective dates of grant, unless sooner exercised or terminated.

(3)	This column shows the full grant date fair values which, in accordance with SFAS No. 123(R), the Company would record as an expense in its statements of operations over the vesting period of the options granted to the NEOs in fiscal 2008. The fair value of each option grant was calculated using a Black-Scholes valuation methodology according to SFAS No. 123(R), after removing the service-based vesting forfeiture assumption. Information regarding the valuation assumptions used to determine the Company’s equity compensation expense for 2008 is set forth in Footnote 11 to the Company’s Consolidated Financial Statements contained in the Company’s 2008 Annual Report to Shareholders which accompanies this Proxy Statement.

Narrative to Grants of Plan-Based Awards Table

See the Compensation Discussion and Analysis above for a description of the provisions of Mr. Dellerba’s employment agreement relating to his 2008 non-equity based incentive compensation award and with respect to the stock options granted to Ms. Gray and Mr. Bartlett in 2008.

Outstanding Option Awards at Fiscal Year-End

The following table provides information with respect to the outstanding exercisable and unexercisable option awards for each of our NEOs as of December 31, 2008.

	Number of Securities Underlying Unexercised Options at December 31, 2008			Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Raymond E. Dellerba	66,122	—		$6.75	01/12/2010
	54,002	—		7.75	06/21/2010
	82,901	—		7.75	02/01/2011
	37,076	—		7.75	01/02/2012
	170,300	3,000	(1)	11.20	01/20/2014
	39,439	1,361	(1)	11.34	02/17/2014
	42,171	12,829	(1)	15.00	02/15/2015

Nancy A. Gray	10,000	—		$7.99	05/21/2012
	3,000	—		7.55	01/21/2013
	6,400	1,600	(2)	10.84	05/18/2014
	3,000	2,000	(3)	15.00	02/15/2015
	3,000	2,000	(4)	13.99	07/19/2015
	2,000	3,000	(5)	18.00	02/10/2016
	2,000	3,000	(6)	16.22	10/17/2016
	—	10,000	(7)	3.48	10/28/2018

Robert W. Bartlett	—	50,000	(8)	$4.20	10/31/2018

(1)	Each of these three Stock options vest at a rate of 1.667% per month, until fully vested on January 20, 2009, February 17, 2009 and February 15, 2010, respectively.

(2)	Stock options vest at a rate of 20% per year with remaining vesting date of May 18, 2009.

(3)	Stock options vest at a rate of 20% per year with remaining vesting dates of February 15, 2009 and 2010, respectively.

(4)	Stock options vest at a rate of 20% per year with remaining vesting dates of July 19, 2009 and 2010, respectively.

(5)	Stock options vest at a rate of 20% per year with remaining vesting dates of February 10, 2009, 2010 and 2011, respectively.

(6)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 17, 2009, 2010 and 2011, respectively.

(7)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 28, 2009, 2010, 2011, 2012 and 2013, respectively.

(8)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 31, 2009, 2010, 2011, 2012 and 2013, respectively.

Option Exercises

No stock options were exercised by any of the NEOs in 2008.

Pension Benefits

Pursuant to Mr. Dellerba’s employment agreement with the Bank, the Bank has established a Supplemental Executive Retirement Plan for him. Set forth below is certain information regarding that Plan. No pension plans or supplemental retirement plans have been established for the other NEOs.

	Number of Years of Credited Service		Present Value of Future Benefits ($)	Payments during Last Fiscal Year
Raymond E. Dellerba	9.75 years	(1)	$2,707,385	none

(1)	Mr. Dellerba’s benefits under the Supplemental Executive Retirement Plan vest at a rate of 1.5 months for every month of service, up to a maximum of 180 months of vested benefits and the vested benefits will be payable in monthly installments over a 15 year period. At December 31, 2008, a total of 175 of the 180 months of retirement benefits were vested.

(2)	The present value is based on the calculation, as of December 31, 2008, taking into account Mr. Dellerba’s current compensation and the normal retirement age specified in the Plan, which are used for financial reporting purposes under generally accepted account principles.

The Bank has purchased a policy of insurance on the life of Mr. Dellerba which, due to its cash surrender value, or, in the event of Mr. Dellerba’s death, the amount of the death benefit payable thereunder, will provide the Bank with sufficient cash to pay the vested retirement benefits in full.

Narrative to Pension Benefits Table

Additional information regarding Mr. Dellerba’s Supplemental Executive Retirement Plan is contained above under the caption “Chief Executive Officer Employment Agreement and Compensation—Retirement Benefits” in the Compensation Discussion and Analysis Section of this Proxy Statement.

Payments Upon Termination or Change in Control

CEO Severance Compensation Provisions of Mr. Dellerba’s Employment Agreement.

Compensation Payable on the Occurrence of a Change in Control or Certain Other Transactions. Mr. Dellerba’s employment agreement provides that if, during the term of his employment or within 24 months following a termination of his employment without cause or for Good Reason, the Company consummates (i) a public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of the number of its shares that are then outstanding; (iii) a merger of the Company or the Bank with another company resulting in a change in control of the Company or the Bank, or (iv) a sale of substantially all of the assets of the Company or the Bank, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross amount paid to the Company or its shareholders in the transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of stock. Since the amount of such compensation depends on the occurrence of a future transaction, the gross proceeds of which are not determinable, it is not possible to determine the amount of the compensation Mr. Dellerba would have received had any such transactions been consummated as of December 31, 2008.

Additionally, on the occurrence of any of the transactions described above, all unvested options and any other unvested equity compensation awards held by Mr. Dellerba are to become vested and immediately exercisable. We estimated the value of the benefit to Mr. Dellerba resulting from an acceleration of vesting of his unvested options at December 31, 2008, assuming one of those transactions been consummated as of that date, by using the intrinsic option valuation method. Pursuant to that method, the closing price of the Company’s stock on the last trading day of 2008, which was $4.90 per share, was compared to the exercise prices of Mr. Dellerba’s unvested stock options to determine the difference (or “spread”) between that per share closing price and the per share exercise prices of his unvested “in the money” options at December 31, 2008. However, as of December 31, 2008 none of Mr. Dellerba’s unvested options were “in the money” because their respective per share exercise prices exceeded $4.90 per share. As a result, as of December 31, 2008, the accelerated vesting provision in Mr. Dellerba’s employment agreement would have provided no value or benefit to him.

Tax Gross Up Payment. If any excise tax under Section 280G of the Internal Revenue Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to the change in control provisions of his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Severance Compensation on Certain Terminations of Employment. If Mr. Dellerba’s employment is terminated by the Bank without cause or by him for Good Reason, then, in accordance with the terms of his employment agreement, Mr. Dellerba will become entitled to receive a lump sum cash severance payment in an amount equal to his base salary and the non-equity incentive compensation he would have received had he remained in the Company’s employ for the remainder of the term of his employment agreement, or for the twenty-four (24) months immediately following such termination, whichever period is longer. Assuming that Mr. Dellerba’s employment had been terminated without cause or for Good Reason on December 31, 2008, based on the amount of his non-equity incentive compensation award of $175,000 for 2008, Mr. Dellerba would have been entitled to an aggregate severance payment estimated at $1,350,000.

Mr. Dellerba also is entitled to a continuation of his health insurance and other employee benefits, at the Bank’s expense, for a period of two (2) years following a termination of his employment without cause or for Good Reason, and to obtain senior outplacement services at the Bank’s expense for a period of up to one year. If there had been such a termination of Mr. Dellerba’s employment on December 31, 2008, the amount that would have become payable by the Company to continue Mr. Dellerba’s health insurance and other employee benefits for succeeding two years and to pay for such outplacement services is estimated to be approximately $161,600.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be) will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned bonus compensation and the bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Severance Compensation Agreements with Ms. Gray and Mr. Bartlett.

Ms Gray. In the event Ms. Gray’s employment as CFO were to be terminated by the Company, other than for cause, in connection with or within 12 months following a change in control of the Company or the Bank, she would become entitled to receive a lump sum severance payment, in cash, equal to six months of her highest annual base salary in effect during the 12 month period immediately preceding the date of termination and the amount of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination. Accordingly, had Ms. Gray been terminated in connection with a change in control at December 31, 2008, she would have become entitled to receive cash severance payment of $90,600. Ms. Gray also would be entitled to the following benefits at the Bank’s expense: (i) continued participation in the Bank’s medical, dental and vision plans and (ii) the continuation of her long-term disability insurance, in each case for a period of six months following such termination of employment. The aggregate amounts that would have become payable to Ms. Gray for the continuation of those employee benefits for such six month period (determined as of December 31, 2008) are estimated to be approximately $9,300. Additionally, upon the occurrence of such a termination of employment, all unvested “in the money” stock options and any other unvested equity compensation awards held by Ms. Gray as of December 31, 2008 would become immediately vested and exercisable by her. Using the by using the intrinsic option valuation method described above, the value to her of the acceleration of her unvested “in the money stock options at December 31, 2008 is estimated to be $14,200.

Mr. Bartlett. In the event of a termination of employment of Mr. Bartlett by the Bank, other than for cause, in connection with or within 12 months following a change in control of the Company or the Bank, he would become entitled to receive a lump sum cash severance payment in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) any bonus or non-equity incentive compensation that was earned by him and was no longer subject to any contingencies, but had not been paid, prior to the date of such termination of employment. Accordingly, had Ms. Bartlett been terminated in connection with a change in control at December 31, 2008, he would have become entitled to receive a cash severance payment of $459,000. The agreement further provides for the continuation, for a period of 18 months from the date of any such termination, of Mr. Bartlett’s participation in the Company’s medical, dental and vision plans and long-term disability insurance program, and the accelerated vesting of any unvested “in the money” stock options or other equity incentives then held by Mr. Bartlett. The aggregate amount that the Bank would have to pay for the continuation of those health and disability benefits for such 18 month period (determined as of December 31, 2008) is estimated to be approximately $30,000. Additionally, the estimated value to him of the accelerated vesting of his nonvested “in the money” options (determined by using the intrinsic option valuation method described above), would have been approximately $35,000 as of December 31, 2008.

Adjustment to the Amount of Severance Compensation. If Ms. Gray or Mr. Bartlett becomes entitled to receive severance compensation, following a change of control transaction, which exceeds the “parachute compensation” limitation contained in Section 280G of the Code, which would subject such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, then, the aggregate amount of such severance compensation is required to be reduced by an amount sufficient to bring that compensation within that limitation.

Director Compensation

In 2008, the Chairman of the Board of Directors, each non-employee director who serves as Chairman of the Audit or Compensation Committee and each other non-employee director received annual retainers of $42,500, $27,500 and $22,500, respectively, for their service as directors of the Company and the Bank. The Chairman of the Board of Directors received a fee of $400 for each Company and Bank Board meeting attended. Non-employee directors also received a fee of $200 for each Company Board Meeting and Bank Board meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee received a fee of $500 and $250, respectively, for each meeting of those Committees that they attended, while other members of the Audit Committee received a fee of $250 for each meeting of that Committee they attended and each of the other members of the other Board Committees of the Company or the Bank received a per meeting fee of $150 for attending those Committee meetings.

The non-management directors from time to time are granted stock options pursuant to the Company’s shareholder approved stock incentive plans. However, no stock options or other stock based compensation awards were granted to, no bonus payments were made to and no non-equity incentive compensation awards were received by, any of the non-management directors for their service in 2008.

Raymond E. Dellerba, who is a management director of the Company and the Bank, does not receive any fees for his service on the Boards of Directors of the Company or the Bank.

The following table sets forth the total compensation received by each of the Company’s non-management directors in 2008.

	Fees Earned or Paid in Cash	Option Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
George H. Wells	$57,250	—	—	—	$57,250
Warren T. Finley	40,300	—	—	—	40,300
John Thomas, M.D.	37,200	—	—	—	37,200
Gary M. Williams	29,500	—	—	—	29,500
Matthew F. Schafnitz	20,025	—	—	—	20,025
Ronald W. Chrislip(1)	11,575	—	—	—	11,575
Robert E. Williams(1)	12,492	—	—		12,492

(1)	Messrs. Chrislip and Robert E. Williams each chose not to stand for reelection to the Board at the 2008 Annual Meeting of Shareholders. Therefore, their term of office as directors ended on the date of that Annual Meeting in May 2008.

Certain Transactions

In the ordinary course of its business, the Bank makes loans to and engages in other banking transactions with its directors and their associates and with its officers. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and do not present any other unfavorable features.

During 2008, the Company obtained policies of insurance for its business through Brakke-Schafnitz Insurance Brokers, Inc., of which Mr. Schafnitz, a director of the Company, is an owner and officer. Although the Company did not pay any compensation to Mr. Schafnitz’s insurance brokerage firm, we were advised by Mr. Schafnitz that his insurance brokerage firm, in the ordinary course of its business, would receive commissions from the insurers that issued the insurance policies to the Company. We have been informed by Mr. Schafnitz that those insurance brokerage commissions totaled approximately $40,500 in 2008. The Company believes that the terms of those insurance policies were no less favorable to it than the terms it would have obtained had it purchased such insurance policies through an insurance brokerage firm that had no affiliations with any of the Company’s directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 (the “2008 financial statements”).

The Audit Committee has reviewed and discussed the 2008 financial statements with management and Grant Thornton. In addition, the Audit Committee has discussed with Grant Thornton the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence and has discussed the independence disclosures and that letter with Grant Thornton and has considered the compatibility of any non-audit services performed by Grant Thornton for the Company on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and Grant Thornton, the Audit Committee recommended to the Board of Directors that the Company’s 2008 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton, LLP (“Grant Thornton”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Grant Thornton. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the 2008 financial statements has been carried out in accordance with generally accepted auditing standards, that such financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Respectfully Submitted on April 13, 2009

The Audit Committee of the Board of Directors

Warren T. Finley, Chairman

George H. Wells

John Thomas, M.D.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Reports of the Compensation Committee and the Audit Committee shall not be incorporated by reference into any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007. A representative of Grant Thornton is expected to attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has not yet selected an independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2009, as the Committee is still awaiting proposals from Grant Thornton, LLP and other accounting firms with respect to the conduct of that audit.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagements of Grant Thornton pursuant to which it provided the audit and tax services described below for the fiscal year ended December 31, 2008. As the table below indicates, Grant Thornton did not provide any other services to us in 2008.

Audit and Other Fees Paid in Fiscal Years 2008 and 2007

Grant Thornton performed the following services for the Company relating to the years ended December 31, 2008 and 2007:

Audit Services. Audit services consisted of audits of the Company’s consolidated financial statements for, and reviews of the Company’s quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC during, the years ended December 31, 2008 and 2007, and audits of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Services. Grant Thornton rendered tax advisory and planning and income tax preparation services to the Company in 2008 and 2007.

Other Services. Grant Thornton did not render other professional or any consulting services to us during 2008 or 2007.

The following table contains information regarding the fees billed by Grant Thornton for its services to us in 2008 and 2007, respectively:

	Fees Billed by Grant Thornton
	2008	2007
Audit Services	$469,800	$385,560
Tax Services	$22,680	$26,000

The Audit Committee has determined that the provision of tax services rendered by Grant Thornton and the fees paid for those services in fiscal 2008 were compatible with maintaining Grant Thornton’s independence.

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees, and those of the Bank, may communicate with shareholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished (who will not receive any additional compensation for doing so). We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2010 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the date on which the Company’s proxy materials for 2009 were first released. However, if the date of our Annual Meeting in 2010 changes by more than 30 days from the date of our 2009 Annual Meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2010 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Raymond E. Dellerba
President and Chief Executive Officer

April 20, 2009

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2008 is being mailed concurrently with this Proxy Statement to all shareholders of record as of April 10, 2009. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

APPENDIX A

BANKING INSTITUTIONS SELECTED BY PEARL MEYER & PARTNERS FOR EXECUTIVE COMPENSATION REVIEW

As described in the Proxy Statement of which this Appendix is a part, in 2008 Pearl Meyer & Partners, the outside compensation consultant to the Company’s Compensation Committee (the “Committee), presented a report to the Committee to assist its members in assessing the competitiveness of the compensation that had been paid by the Company to its Named Executive Officers in 2007 in relation to the compensation that had been paid by the banks, named in the tables below, to their NEOs in 2007. As indicated in those tables, in terms of total assets, 11 of the banks were comparable in size to the Company (with total assets ranging from $1.0 to $1.5 billion) and 13 were larger than the Company (with total assets ranging from $2.0 to $4.0 billion).

Comparably Sized Banking Institutions	Larger Banking Institutions
Banks with Total Assets Ranging from $1.0 to $1.5 Billion	Banks with Total Assets Ranging from $2.0 to $4.0 Billion
Alliance Bancshares	Americanwest Bancorp
Cascade Financial Group	Capital Corp of the West
City Bank	Cascade Bancorp
Columbia Bancorp	Centennial Bank Holdings, Inc.
Heritage Commerce Corp.	Cobiz Financial, Inc.
Horizon Financial Corp.	Columbia Banking Systems, Inc.
Intermountain Community Bancorp	First Regional Bancorp
Northrim Bancorp	First State Bancorporation
Premierewest Bancorp	Frontier Financial Corp.
Sierra Bancorp	Imperial Capital Bancorp, Inc.
Temecula Valley Bancorp	Vineyard National Bancorp
West Coast Bancorp.
Wilshire Bancorp, Inc.

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MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL NO. 1.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

01 - Raymond E. Dellerba

04 - Matthew F. Schafnitz

02 - George H. Wells

05 - John Thomas, M.D.

03 - Warren T. Finley

06 - Gary M. Williams

(Instructions: To withhold authority to vote for any Nominee, print that Nominee’s name in the space below.)

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IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — PACIFIC MERCANTILE BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 19, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote; and hereby appoints George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned, and to vote as indicated herein all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Tuesday, May 19, 2009, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements of the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE OTHER SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THOSE SHARES WILL BE VOTED “FOR” APPROVAL OF THAT PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY BE PRESENTED FOR A VOTE OF THE SHAREHOLDERS AT THE MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY